Exhibit 10.2
Sunday, March 08, 2009
Mr. Craig Newfield
75 Oak Hill Road
Needham, MA 02492
Dear Craig:
AMICAS is pleased to extend an offer of employment to you for the position of Vice President, General Counsel. This letter summarizes certain terms of our offer of employment.

Date of Employment:	Monday, March 9, 2009
Semi-Monthly Wage:	$7,916.67 per pay period (for an annual equivalent of $190,000).
Manager/Department:	Stephen Kahane / CEO

Bonus:
You will be eligible to earn an annual bonus valued at up to $22,500 per quarter, prorated based on your start date, (for an annual equivalent of $90,000). This bonus will be paid quarterly in accordance with the Company’s Leadership Bonus Plan.

Stock Option Grant:
You will receive option rights to purchase up to 180,000 shares of AMICAS Inc. (the “Company”) common stock priced at the market value per share of the Company’s common stock at the close of the NASDAQ national market on your date of hire. These option rights (i) shall be subject to the terms and conditions of the Company’s 2006 Incentive Stock Option Plan (copy enclosed) and (ii) would vest and become exercisable over a 36-month period as follows: 33.33% on the 1-year anniversary of your Start Date and the remaining 66.67% in equal quarterly installments beginning fifteen months from your Start Date. In the event of a Change in Control, any unvested stock options shall fully vest and become exercisable with respect to this grant.

Severance:
If, during the first six months of your employment, the Company notifies you that the Company desires to terminate your employment, you agree (at the Company’s request) to continue in the Company’s employ through March 9, 2010 and you shall be entitled to severance in the form of salary continuation through March 9, 2010.

If, after the first six months of your employment, the Company terminates your employment at any time, you shall be entitled to receive severance in the form of base salary continuation for six months from the date that your termination becomes effective.

The foregoing notwithstanding, in the event that your employment is terminated in connection with a Change in Control, you shall be entitled to receive severance in the form of base salary continuation for 12 months from the date that your termination becomes effective.

Work Schedule:	Varies
Optional Benefits:	Health, dental, life, long-term disability Flexible Spending Accounts Employee Stock Purchase Plan (ESPP) 401(k) savings plan available Paid Time Off per established schedule

This offer is contingent upon: 1) satisfactorily passing a Company background verification which is part of our hiring process and a motor vehicle record check for any position where driving is an essential part of the job, 2) completing the Employment Eligibility Verification (1-9) process required by the Immigration Department and 3) signing a Restriction and Confidentiality Agreement.
AMICAS is an at-will employer. This letter should not be deemed an employment agreement or contract. As an employee of AMICAS, you will be subject to all applicable policies of the employee handbook and your benefits will be governed by the applicable plan documents. All policies are subject to change at the sole discretion of AMICAS. You agree that you are relying upon only those representations contained in this offer letter in accepting this job offer.
You must complete all of the new hire paperwork before your paychecks will start. If you do not properly complete the healthcare insurance forms within thirty (30) days of your start date, you will not be eligible to receive any healthcare benefits, nor will you be able to enroll for any healthcare benefits until the next open enrollment period. AMICAS reserves the right to change employee benefits at any time at the company’s choosing. Employment at AMICAS is on an “Employment-at-will” basis and as a condition of employment you will be required to execute a Restriction and Confidentiality Agreement, a blank copy of which is included in your orientation binder.
This offer expires on Monday, March 9, 2009 at 5:00PM eastern. If you have any questions concerning benefits prior to your acceptance of this job offer, please feel free to contact Denise Mitchell at 617.779.7824. I look forward to working with you as an integral member of the AMICAS team.
Sincerely,
Kevin Burns
Sr. Vice President/ CFO
AMICAS, Inc.
To confirm your acceptance of this offer, please sign this letter and return it to our Human Resources Department at 20 Guest Street, Boston, MA 02135. Fax: 617-779-7753.

Signature	Date